                                            Exhibit 10.1
September 30th, 2020

Mr. David Barter
Via Email and DocuSign

Dear David,

Congratulations! I am very pleased to offer you the position of SVP and Chief Financial Officer with C3.ai, Inc. (“C3.ai”) reporting to reporting to me, in my capacity of Chief Executive Officer, with an effective start date of October 8, 2020 (the “Start Date”). You will be based at our Redwood City, CA facility.

You will be expected to perform duties as are normally associated with your position and such duties as are assigned to you from time to time, subject to the oversight and direction of your supervisor.

C3.ai currently offers a highly competitive package of compensation and benefits. Your package includes the following.

Your base salary will be at the rate of $400,000 per year, less payroll withholdings and deductions, paid on C3.ai’s normal payroll schedule.

You will be eligible to earn an annual discretionary performance bonus up to an annualized target of $200,000 which will be guaranteed for the first year of your employment. After your first year, whether you earn or receive a bonus for any given fiscal year, and the amount of any such bonus, will be determined by C3.ai in accordance with C3.ai’s Employee Handbook. No amount of the annual bonus is guaranteed, and to earn any bonus, you must remain a full-time active employee through the date scheduled for payment of the bonus. The bonus, if earned, will be paid within a reasonable time after the end of the fiscal year to which it relates.

If you accept this offer before its expiration date as stated below, you will also receive a one-time signing bonus of $100,000 less payroll withholdings and deductions, payable within thirty (30) days of your Start Date. This bonus will be subject to rescission or full repayment of the gross amount, as applicable, in the event you resign voluntarily or are terminated for Cause (as defined below) within eighteen (18) months following your Start Date.

You will be granted an option for 7,000,000 shares of Class B Common Stock of C3.ai, subject to the approval of the Board of Directors of C3.ai (the “Grant”). The Grant will be governed by the terms and conditions of the grant agreement between you and C3.ai (the “Option Agreement”) and the C3.ai, Inc. 2012 Equity Incentive Plan (the “Plan”). The Grant will be subject to vesting, during your continuous active service, in accordance with the following schedule: 20% of the

Grant will vest 12 months after your Start Date, and 1/60th of the Grant will vest at the end of each month thereafter, until the Grant is either fully vested or your continuous service terminates, whichever occurs first.

In addition, if a Change in Control (as defined below) occurs and you are terminated without Cause or not offered an equivalent position in the company or its successor, the remainder of your unvested Grant will vest 12 months following the Change of Control or upon your earlier termination.

For purposes of this offer letter, 'Change in Control' shall be as defined in the Plan, except that, notwithstanding anything in the Plan to the contrary, neither (A) the completion of an initial public offering of common stock of the Company pursuant to an effective registration statement filed under the 1933 Act (excluding registration statements filed on Form S-8 or any similar form) nor (B) the acquisition or merger of C3.ai (or other similar transaction) in which C3.ai continues as an independent company (for example, as a majority-owned (but independent) subsidiary of another entity or as the result of a sale of a controlling interest to a private equity firm), will be considered a Change in Control, unless the Board expressly determines otherwise.

Moreover, in the event you are terminated (regardless of whether a Change in Control has occurred) without Cause (defined below), C3.ai will provide you a severance payment equivalent to twelve (12) months of your base salary and OTE bonus subject to federal and state taxation, and, if such termination occurs within the first year of your employment, 20% of the shares subject to the Grant will immediately vest. C3.ai’s obligation to make the severance payment or to provide the vesting acceleration discussed above with respect to a Change in Control or a termination without Cause shall be contingent upon you executing a separation agreement in form and substance mutually acceptable to you and C3.ai and/or its successor which shall, at a minimum, include a general release of claims in favor of C3.ai.

For purposes of this offer, “Cause” shall mean (a) a good faith finding by the Board of Directors of C3.ai that (i) you have engaged in theft, fraud, embezzlement, dishonesty, gross negligence, misconduct or similar conduct; (b) your conviction of, or the entry of a pleading of guilty or nolo contendere, or confession of guilt of, a felony or any crime or act involving moral turpitude or fraud; (c) your material breach or threatened material breach of any of the material provisions contained in this agreement, any agreement signed by you and C3.ai, or any written C3.ai policy; or (d) your material failure, except to the extent due to your disability or death, to perform your duties described above for C3.ai.

As a C3.ai employee, you will be expected to abide by the C3.ai Core Values, rules and policies, and acknowledge in writing that you have read C3.ai’s Employee Handbook. This offer of employment is also contingent upon your signing and complying with the attached Employee Confidential Information and Inventions Assignment and Arbitration Agreement enclosed with this letter which, among other obligations, prohibits unauthorized use or disclosure of C3.ai proprietary information, prohibits solicitation of C3.ai’s employees, independent contractors and consultants for the period of your employment and for one (1) year thereafter, to or for any other person or entity, and requires agreement to arbitrate all employment-related disputes, as well as a background check clearance, reference check, and satisfactory proof of your right to work in the United States.

Our employment relationship will be terminable at-will. Accordingly, either you or C3.ai may terminate the employment relationship at any time and for any reason whatsoever simply by notifying the other.

In making your decision to accept this offer of employment, you acknowledge and agree that you have not relied upon any other promises or representations made by C3.ai or our representatives except those made in this letter. This letter, together with your Employee Confidential Information and Inventions Assignment Agreement forms the complete and exclusive statement of your employment agreement with C3.ai. It supersedes any other agreements or promises made to you by anyone, whether oral or written. This letter shall be governed by the laws of the State of California without regard to conflicts of law principles. You hereby represent that you have disclosed to C3.ai any contract you have signed that may restrict your activities on behalf of C3.ai.

Changes in your employment terms, other than those changes expressly reserved to C3.ai’s discretion in this letter, require a written modification signed by the Chief Executive Officer of C3.ai.

To accept employment under the terms described above, please sign and date this letter, and the Employee Confidential Information and Inventions Assignment Agreement, and return them to me no later than 3 business days from receipt. Our offer of employment will expire if we do not receive the fully signed documents from you by this date.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Thomas M. Siebel
Thomas M. Siebel
Chief Executive Officer

Understood and Accepted:

/s/ David Barter                                10/2/2020
Mr. David Barter                                 Date

Enclosure: Employee Confidential Information and Inventions Assignment Agreement